Exhibit 99.2

2018 first quarter results	February 8, 2018
Prepared remarks
1

Prepared Remarks

Nuance First Quarter Fiscal Year 2018
Nuance is providing these prepared remarks, in combination with its press release, to provide shareholders and analysts additional time and detail for analyzing our results in advance of our quarterly conference call. These prepared remarks will not be read on the call.

The conference call will begin at 5:00 p.m. ET today and will include only brief opening comments followed by questions and answers. To access the live broadcast, please visit the Investor Relations section of Nuance’s website at http://investors.nuance.com. The call can also be heard by dialing 800-230-1059 or 612-234-9959 at least five minutes prior to the call and referencing code 442359. A replay will be available within 24 hours of the announcement by dialing 800-475-6701 or 320-365-3844 and using the access code 442359.

These remarks and Nuance’s oral remarks on the call include certain forward-looking statements and non-GAAP financial measures. Please see the section, “Safe Harbor and Forward-Looking Statements” elsewhere in this document for important caveats with respect to forward-looking information contained in this document. Please also see the section, “Discussion of Non-GAAP Financial Measures,” later in this document for more details on our non-GAAP financial measures.

Summary of Business and Financial Trends
In the first quarter of fiscal year 2018, we achieved organic growth and delivered strong performance across our key financial metrics, outperforming the top end of our initial revenue and earnings guidance ranges while achieving 10% net new bookings growth. Returning to growth, with 1% organic growth in the quarter, marks an important milestone for our business, achieved through persistent execution of our strategy, operations and business transformation. This transformation began three years ago and combined productivity improvements with new growth initiatives. Our first quarter FY 18 results demonstrate the significant progress we have made to date.

•	We reported GAAP revenue of $501.6 million, up 2.9% over the prior year.

•	Non-GAAP revenue was $508.8 million, up 2.6% year over year and 1% organically. This performance was achieved despite the continued and expected HIM revenue loss from the 2017 malware incident.

•	Revenue growth in the quarter was driven by strength across the business, providing evidence of the continued adoption of our solutions.

•	Total recurring revenue represented 71% of total revenue in the quarter.

•	We also delivered on the bottom line, with GAAP diluted EPS of $0.18 and non-GAAP diluted EPS of $0.27, up $0.01 over Q1 17.

•	Cash flow from operations was $86.1 million, or 107% of non-GAAP net income.

In the first quarter of fiscal year 2018, we continued to capture new customers and to expand our business with existing customers, delivering net new bookings of $418.4 million, up 10% from the first quarter of fiscal year 2017. Net new bookings growth was led by Automotive and Enterprise.

Notably during the quarter, we demonstrated progress in the business with intensifying focus and investment in conversational AI- and analytics-powered solutions for our key vertical industries. Our progress included:

•	Driving continued, significant adoption for Dragon Medical cloud as a platform for better clinical documentation, greater insights for physicians, and valuable outcomes for healthcare institutions;

•
Ongoing growth and adoption for our omni-channel portfolio with strength in our digital assistant and live-chat offerings, as well as significant adoption for our security and biometrics solutions in financial services;

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2018 first quarter results	February 8, 2018
Prepared remarks
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•
Introducing our new Dragon Drive automotive platform that integrates conversational AI with non-verbal modalities, offers enhanced interoperability with other virtual assistants, and introduces Just Talk to invoke the automotive assistant without pushing a button or using a wake-up word; and,

•
Working with NVIDIA to bring the power of machine learning to radiologists and data scientists working across the entire healthcare system with the Nuance AI Marketplace for Diagnostic Imaging which combines the power of NVIDIA’s deep learning platform with Nuance’s diagnostics offering, used by 70 percent of all radiologists in the U.S.

During the quarter, we also made further progress on the continuation of our multi-year organizational and productivity initiative. This initiative, outlined last quarter, is designed to capture efficiencies across the business to enable the accelerated development of growth-oriented solutions and go-to-market investments while maintaining our margin goals. Our actions include: exiting datacenters; simplifying our organizational structure; continuing a longer-term globalization effort to lower our overall labor; and, identifying efficiencies in our hosting infrastructure.

In addition, we have taken actions to simplify and streamline our businesses to more efficiently address our best market opportunities. This includes our previously announced decision to create a separate reporting segment for our Automotive business, which we believe will enable an accelerated execution of the agenda for that business. We also have announced we are moving our Mobile Communication Service Provider (CSP) business into our Enterprise division to form a more consolidated focus on telecommunications opportunities. We expect to begin reporting results for these revised segments in our second quarter of fiscal 2018.

Current momentum in the business and among our solutions, combined with strong market demand and pipeline, motivates confidence in our Q2 18 and fiscal year 2018 outlook where we expect to deliver annual net new bookings growth between 5% and 7% and organic revenue growth between 3% and 5% for the fiscal year. Our previous perspective on fiscal year 2019 net new bookings growth, organic revenue growth, gross margin and operating margin remains unchanged from last quarter. Our guidance and business outlook is detailed further in the Guidance and Outlook portion of these prepared remarks.

As-Reported Q1 18 Summary Results
Table: Q1 2018 Summary Financial Results

($ in millions except earnings per share)	Q1 2017	Q1 2018	Change
Net New Bookings % Growth	$380.3	$418.4	$38.1 10%
GAAP Revenue % Recurring Revenue	$487.7 72%	$501.6 71%	$13.9 (100) bps
Non-GAAP Revenue % Recurring Revenue	$496.0 73%	$508.8 71%	$12.8 (200) bps
GAAP Operating Income GAAP Operating Margin	$24.0 4.9%	$8.8 1.8%	$(15.2) (310) bps
Non-GAAP Operating Income Non-GAAP Operating Margin	$133.6 26.9%	$124.7 24.5%	$(8.9) (240) bps
GAAP Net (Loss) Income	$(23.9)	$53.2	$77.1
Non-GAAP Net Income	$76.9	$80.7	$3.8
GAAP Diluted EPS	$(0.08)	$0.18	$0.26
Non-GAAP Diluted EPS	$0.26	$0.27	$0.01
Cash Flow from Operations	$124.9	$86.1	$(38.8)

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2018 first quarter results	February 8, 2018
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3

Detailed Financial Results for First Quarter 2018

Net New Bookings

•	We delivered net new bookings in Q1 18 of $418.4 million, up 10% year over year, with strong growth in Automotive and Enterprise.

Table: Net New Bookings

	Q1 2017	Q2 2017	Q3 2017	Q4 2017	FY 2017	Q1 2018
Net New Bookings (in millions)	$380.3	$410.4	$438.5	$424.4	$1,653.6	$418.4

Revenue

•	In Q1 18, we delivered GAAP revenue of $501.6 million, up 2.9% from a year ago.

•	Non-GAAP revenue was $508.8 million, up 2.6% from a year ago.

•	We returned to growth in Q1 18 delivering organic revenue growth of 1% compared to Q1 17.

•	The performance was primarily the result of strength in our Enterprise, Healthcare, Imaging and Automotive offerings.

Table: Non-GAAP Revenue by Type and as % of Total Non-GAAP Revenue*

	Q1 2017	Q2 2017	Q3 2017	Q4 2017	FY 2017	Q1 2018
Hosting	$195.6	$204.8	$192.5	$150.9	$743.9	$186.3
% of Revenue	39%	40%	39%	32%	38%	37%
Maintenance and Support	$82.7	$82.0	$80.7	$82.7	$328.1	$80.9
% of Revenue	17%	16%	16%	17%	17%	16%
Perpetual Product and Licensing	$79.3	$77.0	$74.4	$77.7	$308.4	$76.9
% of Revenue	16%	15%	15%	16%	16%	15%
Recurring Product and Licensing	$78.2	$90.6	$85.8	$98.9	$353.5	$90.7
% of Revenue	16%	18%	17%	21%	18%	18%
Professional Services	$60.3	$56.7	$62.2	$64.4	$243.6	$74.0
% of Revenue	12%	11%	13%	14%	12%	15%
Total revenue	$496.0	$511.1	$495.6	$474.7	$1,977.4	$508.8
Total Recurring Revenue *	$360.5	$381.7	$363.2	$336.8	$1,442.3	$362.2
% of Revenue	73%	75%	73%	71%	73%	71%

* Total non-GAAP recurring revenue is the sum of recurring product and licensing, hosting, and maintenance and support revenue as well as the portion of non-GAAP professional services revenue delivered under ongoing subscription contracts. Non-GAAP recurring product and licensing revenue comprises term-based and ratable licenses as well as revenue from royalty arrangements.

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2018 first quarter results	February 8, 2018
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Recurring Revenue

•	In Q1 18, GAAP recurring revenue was $355.3 million, compared to $353.0 million a year ago. As a percentage of total revenue, GAAP recurring revenue decreased to 71% from 72% compared to a year ago.

•
Non-GAAP recurring revenue in Q1 18 was $362.2 million compared to $360.5 million a year ago. As a percentage of total revenue, non-GAAP recurring revenue decreased to 71% in Q1 18 compared to 73% in Q1 17.

•
The decline in GAAP and non-GAAP recurring revenue as a percentage of total revenue was due to less HIM revenues from a year ago as a result of the 2017 malware incident, as well as a revenue mix shift with growing demand for our professional services offerings.

Estimated On-Demand Contract Values

•
At the end of the quarter, the estimated three-year value of total on-demand contracts was $2,349.8 million, down from $2,499.4 million a year ago. This was due primarily to the effect of the 2017 malware incident and the expected decline in our HIM business, offset by growth in our Dragon Medical cloud and Automotive businesses.

Table: Estimated On-Demand Contract Values

	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018
Estimated 3-Year Value of Total On-Demand Contracts (in millions)	$2,499.4	$2,568.3	$2,359.5	$2,307.3	$2,349.8

Gross Margin

•	GAAP gross margin in Q1 18 was 55.9%, a decrease of 50-basis points year over year.

•
Non-GAAP gross margin in Q1 18 was 61.3%, a decrease of 90-basis points year over year. The reduction in gross margin was due primarily to Healthcare and Automotive professional services, offset partly by improvements in contributions to gross margin from Enterprise digital solutions, Diagnostics, and Dragon Medical cloud.

Operating Expenses and Operating Margin

•	GAAP operating expenses in Q1 18 were $271.6 million, compared to $251.2 million a year ago.

•	GAAP operating margin in Q1 18 was 1.8%.

•	Non-GAAP operating expenses in Q1 18 were $187.1 million, compared to $175.0 million a year ago.

•
Non-GAAP operating margin in Q1 18 was 24.5%, a decrease of 240-basis points year over year due primarily to a decline in gross margins as well as incremental R&D investments to support growth in our Automotive, Enterprise omni-channel and biometrics offerings, IP litigation, and IT and security-related investments to support future growth.

Interest Expense

•	GAAP net interest expense was $33.9 million in Q1 18, down $3.1 million year over year.

•	Non-GAAP net interest expense was $20.5 million in Q1 18, down $3.4 million year over year.

•	The decrease in GAAP and non-GAAP net interest expense in Q1 18 is due to the payment of

•	$331 million of the 2.75% convertible debt and higher interest income.

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2018 first quarter results	February 8, 2018
Prepared remarks
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Provision for Income Taxes

•
Q1 18 GAAP benefit for income taxes was $(78.5) million, compared to a provision of $10.4 million a year ago. The Q1 18 benefit was driven by the Tax Cuts and Jobs Act of 2017, resulting in approximately $96 million of benefit related to changes in the carrying value of certain deferred tax assets and liabilities due to lower tax rates. This benefit was offset in part, by an expense of approximately $14 million related to one-time mandatory tax for deemed repatriation of foreign cash and earnings.

•
Q1 18 non-GAAP provision for income taxes was $23.3 million, compared to $32.2 million a year ago. The non-GAAP tax rate was 22% in Q1 18, compared to 30% a year ago due primarily to lower U.S. Federal tax rates.

•	Q1 18 cash tax was $19.6 million, which included $14 million related to the one-time mandatory tax for deemed repatriation of foreign cash and earnings.

Earnings Performance

•	GAAP EPS in Q1 18 was $0.18 per diluted share, compared to a loss of $(0.08) per share a year ago.

•	Non-GAAP EPS in Q1 18 was $0.27 per diluted share, up $0.01 from a year ago primarily due to revenue growth and approximately $0.02 per share benefit resulting from the new U.S. tax rates.

•	During Q1 18, we did not repurchase any shares of our common stock. As of December 31, 2017, we had approximately $193.4 million remaining under the Board’s current repurchase program authorization.

Cash Flow from Operations (CFFO)

•	CFFO in Q1 18 was $86.1 million, a decrease of 31% year over year, as anticipated, primarily due to collections shortfalls and expenses related to the 2017 malware incident.

•	CFFO as a percent of non-GAAP net income was 107% in Q1 18 compared to 162% in

•
Q1 17. This decline was the result of the expected lower collections and higher expenses related to the 2017 malware incident, as well as the impact from lower taxes and therefore higher net income due to the lower U.S. Federal tax rates.

Table: Operating Cash Flow

	Q1 2017	Q2 2017	Q3 2017	Q4 2017	FY 2017	Q1 2018
Cash Flow from Operations (in millions)	$124.9	$125.4	$132.0	$(3.5)	$378.9	$86.1

•	As of December 31, 2017, our balance of cash, cash equivalents and marketable securities was

•	$552.6 million.

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2018 first quarter results	February 8, 2018
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Days Sales Outstanding (DSO)

•
In Q1 18, our DSO was 78 days, up seven days compared to a year ago. The increase in DSO was due to delayed collections and lower revenues in our Healthcare segment due to the effects of the 2017 malware incident, higher Mobile and Enterprise billings, and expected longer collections cycles as we conduct more business in China and emerging markets.

Table: Days Sales Outstanding (DSO)

	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018
Days Sales Outstanding	71	69	66	76	78

Deferred Revenue

•	We ended Q1 18 with deferred revenue of $880.6 million, up 9.7% from a year ago. This growth was driven primarily by our hosting solutions, most notably for Automotive connected services.

•
Q1 18 deferred revenue was up $90.6 million from Q4 17. The increase is primarily the result of our annual renewal of a government contract in Healthcare, as well as growth related to our Healthcare clinical documentation-hosted offerings where a portion of cash is paid in advance of services. In addition, we had modest growth in Automotive connected services, consistent with our expectations, though we expect Automotive-related deferred revenue growth to slow throughout the remainder of 2018.

Table: Total Deferred Revenue

	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018
Total Deferred Revenue (in millions)	$802.5	$802.4	$798.7	$790.0	$880.6

Segment Discussions

Table: Non-GAAP Revenue by Segment

	Q1 2017	Q2 2017	Q3 2017	Q4 2017	FY 2017	Q1 2018
Healthcare	$239.2	$238.5	$232.6	$189.0	$899.3	$245.5
Yr/yr. Organic Growth	(6)%	(5)%	(4)%	(22)%	(9)%	1%
Mobile	$91.8	$100.2	$101.5	$104.5	$398.0	$89.8
Yr/yr. Organic Growth	(5)%	8%	7%	6%	4%	(5)%
Enterprise	$112.9	$119.4	$112.1	$117.9	$462.3	$117.8
Yr/yr. Organic Growth	15%	14%	6%	4%	9%	4%
Imaging	$52.1	$53.0	$49.4	$63.2	$217.7	$55.6
Yr/yr. Organic Growth	(15)%	(7)%	(13)%	(5)%	(10)%	7%
Total revenue	$496.0	$511.1	$495.6	$474.7	$1,977.4	$508.8
Yr/yr. Organic Growth	(3)%	1%	(1)%	(9)%	(3)%	1%
Yr/yr. Constant Currency Organic Growth						0%

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2018 first quarter results	February 8, 2018
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Table: Non-GAAP Segment Profit

	Q1 2017	Q2 2017	Q3 2017	Q4 2017	FY 2017	Q1 2018
Healthcare	$78.6	$83.3	$70.5	$29.8	$262.1	$77.4
Segment Margin %	33%	35%	30%	16%	29%	32%
Mobile	$33.5	$40.4	$41.4	$39.5	$154.9	$25.4
Segment Margin %	36%	40%	41%	38%	39%	28%
Enterprise	$32.0	$41.8	$34.4	$33.0	$141.2	$38.9
Segment Margin %	28%	35%	31%	28%	31%	33%
Imaging	$17.6	$18.5	$16.9	$26.5	$79.5	$15.6
Segment Margin %	34%	35%	34%	42%	37%	28%
Total Segment Profit	$161.6	$184.0	$163.2	$128.9	$637.7	$157.4
Segment Margin %	33%	36%	33%	27%	32%	31%

Healthcare
Healthcare segment non-GAAP revenue was $245.5 million in Q1 18, up 3% as reported year over year due to continued growth in Dragon Medical cloud, growth in Dragon Medical professional services, and a resurgence of growth in diagnostics. These growing revenue streams were offset, in part, with the continued and expected declines in our legacy HIM business, which were exacerbated in Q1 18 due to the recurring effect of the 2017 malware incident. In Q1 18, our HIM business contributed $69.0 million in revenue compared to $96.0 million in Q1 17. Dragon Medical is now the largest line of business within the division. On an organic basis, our Healthcare segment revenue grew 1% in Q1 18 compared to Q1 17. Healthcare segment profit margin was 32%, down 130-basis points from the same period last year due primarily to a mix shift toward professional services.

Highlights for the Healthcare business include:

•	The highest segment revenue quarter and best Clintegrity revenue quarter since the first quarter of fiscal year 2016.

•
For the second straight quarter, Healthcare growth solutions outpaced decliners with Dragon Medical cloud and professional services, diagnostics, development platforms and Clintegrity all delivering revenue growth in the quarter.

•
During the quarter we launched The Nuance AI Marketplace for Diagnostic Imaging that combines the power of NVIDIA’s deep learning platform with Nuance’s PowerScribe radiology reporting and PowerShare image exchange network, used by 70% of all radiologists in the U.S.

•	We further advanced conversational AI in healthcare, partnering with Epic to deliver computer-assisted physician documentation (CAPD) capabilities.

Table: Healthcare Lines

	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018
Annualized line run-rate in healthcare on-demand business (in billions)	4.651	4.743	4.345	2.936*	3.340

The annualized HIM line run rate is calculated using the actual billed HIM line count in the current quarter multiplied by 4.

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2018 first quarter results	February 8, 2018
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*In Q4 17, we had a non-recurring line count loss due to malware incident related downtime. The non-recurring loss is multiplied by 4 in the annualized calculation above, thereby creating an anomalous annualized line count.

Enterprise
Enterprise segment non-GAAP revenue of $117.8 million, was up 4% year over year as the segment recorded its eighth consecutive quarter of year-over-year growth driven by continued adoption of its omni-channel solutions. On an organic basis, revenue grew 4% over the prior year. Segment profit margin was 33% for the quarter, an increase of 470-basis points from a year ago due to improvement in gross margin, as well as a reduction of sales commission expense.

Highlights for the Enterprise Division include:

•	Net new bookings were 21% higher than Q1 17, and segment profit margin also improved year over year and quarter over quarter.

•
Digital engagement solutions delivered record growth in the quarter with wins at UPS and Wells Fargo. The business saw growth across the globe including with Aviva, Commonwealth Bank of Australia, FedEx, Swedbank. New wins in emerging regions included RISL in India and Safaricom in Kenya.

•	Strengthened our AI expertise with the introduction of a new AI Engagement Services team, and newly formed predictive AI and analytics professional services offering.

•
We expanded the value of our omni-channel engagement platform to enable enterprises to interact with their consumers directly on social channels, including Twitter, Facebook and Facebook Messenger, and to access the Nuance Nina Virtual Assistant using Google Home and Amazon Echo.

•
We also advanced our Voice and Security business across IVR, Analytics and Biometrics solutions, with wins or expansion at Feneco, HSBC, HMRC, KCom, Kagoshima Bank, Takacom and Avangrid.  We saw increased demand for the combination of transcription and analytics solutions, and continue to see demand from large financial institutions looking to leverage biometrics as a more convenient and secure way to identify their customers.

Mobile
Our Mobile segment delivered revenue of $89.8 million, down 2% as reported from Q1 17 as a result of continued and expected declines in handset revenue. On an organic basis, the segment declined 5% compared to the year-ago period. Within Mobile, the Automotive business delivered its seventh straight quarter of growth, achieving revenue of $61.5 million, up 4% from $58.9 million year over year. Automotive recurring revenue also grew over the prior-year period led by product and licensing revenue. Mobile segment profit margin was 28%, a decrease of 820-basis points from a year ago as a result of lower professional services gross margins and higher operating expenses resulting from increased investment in R&D and marketing linked to FY 18 growth initiatives.

Highlights for the Mobile Division include:

•	Strong Q1 18 bookings and revenue, driven by growth in both Automotive and our mobile operator services business.

•
Automotive growth driven by execution with Daimler and Harman and connected speech design wins with HKMC (Hyundai-Kia Motors Corporation), in which we replaced Google, and SAIC-General Motors, one of the top-selling automakers in China. Introduced our newest Dragon Drive automotive platform that integrates conversational AI with non-verbal modalities such as gaze detection; offers enhanced interoperability with other virtual assistants and bots; and, introduces Just Talk to invoke the automotive assistant without pushing a button or using a wake-up word.

•	Received a CES 2018 Innovation Award win for Dragon Drive’s new multimodal and Just Talk capabilities.

•
Introduced our cognitive arbitrator, which enables automotive manufacturers to incorporate the specific capabilities and vocabularies of multiple assistants spread across different services and devices.

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2018 first quarter results	February 8, 2018
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•	Continued expansion of our telecommunications and cable service providers business in emerging markets with customer wins including Viettel in Vietnam and Claro Costa Rica.

•	Dragon TV capability with Liberty Global to bring our voice technology to the Virgin Media TV Anywhere App for subscribers in Ireland.

Imaging
Our Imaging segment delivered non-GAAP revenue of $55.6 million, growing 7% year over year driven by Core Imaging and MFP solutions. Segment profit margin was 28%, down 570-basis points from the first quarter of last year, primarily due to increased operating expenses for sales and marketing linked to FY 18 growth initiatives.

Highlights for the Imaging Division include:

•
Al Monserrat, an accomplished technology veteran and the former CEO of RES Software, joined us as the executive vice president and general manager of the Imaging segment to advance the business with an ambitious agenda focused on new AI-based innovations, evolving product roadmaps, and a deepening vertical focus.

•	Customers continued to voice their preference for Nuance’s Imaging solutions with notable wins, including US Army National Guard Alabama, Humana, DLA Piper, Raytheon, Stanford Health, and Cognizant.

•	Announced a new strategic arrangement with Canon Europe building upon last quarter’s agreement with Canon USA demonstrating client demand for a full Imaging portfolio suite.

•	Debuted a PowerPDF subscription offering through Ingram cloud marketplace that we expect will help accelerate our success with the Power PDF product family.

Guidance and Outlook
Our Q1 18 performance and current Q2 18 outlook give us confidence to raise our fiscal year 2018 revenue and EPS guidance ranges. Longer term, we see a continuation of current trends in our business with Healthcare, Enterprise and Automotive continuing as primary revenue growth drivers.

As we enter the second quarter of fiscal year of 2018, we expect to build upon the business trends of Q1 18 and fiscal year 2017, specifically driving bookings growth, the compounding effect of recurring revenue, and furthering market strength and momentum as they serve as catalysts for organic growth.

Fiscal Year 2018 Guidance
We are providing the following updates to our fiscal year 2018 guidance:

•	Maintaining our net new bookings growth range of 5% to 7%, consistent with our previous guidance.

•	Increasing our GAAP revenue guidance range to $2,038.0 to $2,078.0 million from $2,012.0 to $2,062.0 million.

•
Raising our non-GAAP revenue guidance range to $2,055.0 to $2,095.0 million from $2,030.0 to $2,080.0 million, incorporating the revenue benefits in Q1 18 as well as an upside for the remainder of the year.

•	Increasing our organic revenue growth rate guidance to 3% to 5%, up from our previous guidance of 2% to 4%, as a result of continued strength in Healthcare, Enterprise and Automotive.

•
Adjusting our non-GAAP recurring revenue guidance to a range of 72% to 73%, from our previous guidance of approximately 73%, as a result of a revenue mix shift toward professional services in Healthcare.

•	Moderating our non-GAAP gross margin guidance to a range of 62.5% to 63.0%, from approximately 63.0% previously, as a result of a revenue mix shift toward professional services.

•
Adjusting our non-GAAP operating margin guidance to a range of 26.0% to 26.5%, from our previous guidance of 26.5% to 27.0%, as we balance our productivity initiatives with investments in Automotive, Enterprise, and

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2018 first quarter results	February 8, 2018
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Healthcare services staffing to meet market demand and current backlog, and to address continued growth in fiscal year 2019.

•	Lowering our U.S. non-GAAP Federal tax rates to a range of 24.0% to 25.0%, from 28.0% to 29.0%, as a result of lower U.S. Federal tax rates.

•
Raising our GAAP EPS guidance to a range of $0.14 to $0.22 per diluted share from $(0.09) to $0.03 per share primarily due to the Q1 18 tax benefits related to the impacts of the Tax Cut and Jobs Act of 2017.

•
Increasing our non-GAAP diluted EPS guidance to a range of $1.14 to $1.20 per share, from $1.06 to $1.15 per share, largely due to benefit from the new U.S. Federal tax rates, offset in part, by the operating margin dynamics noted above.

•
As a result of the revised tax rates which increase our non-GAAP net income without any cash benefit, we are reducing our CFFO as a percentage of non-GAAP net income guidance to between 123% to 127%, compared to our previous guidance of 130% to 135%. We are maintaining our CFFO guidance of between $430 million and $450 million.

•
Consistent with prior comments, deferred revenue growth will taper in FY 18, resulting in a flat to 3% expected deferred revenue growth rate, as the result of a shift to deal structures that do not generate deferred revenue and the timing of amortization of deferred revenue in our Automotive business.

Q2 18 Guidance
We also are providing the following guidance for our second quarter of fiscal year 2018:

•	We expect GAAP revenue in a range of $506.0 to $520.0 million, and non-GAAP revenue in a range of $511.0 to $525.0 million.

•	We expect GAAP EPS in a range of ($0.09) to ($0.06) per share, and non-GAAP EPS in a range of $0.26 to $0.28 per diluted share.

Segment Trends in 2018

•
In Healthcare, we expect revenue will increase through growth in Dragon Medical cloud, professional services, diagnostics, and our CAPD offerings, partially offset by the malware incident impact and continued erosion in our transcription offerings. Dragon Medical will continue to deliver double-digit annual growth led by cloud and strong demand for professional services. As noted last quarter, we expect the ongoing transition to our cloud-based offerings and the effects of the 2017 malware incident will cause our HIM business to continue to decline to approximately $250 million in revenue in FY 18. Healthcare net new bookings growth in FY 18 is expected to come from Dragon Medical cloud, professional services and diagnostics.

•
In Enterprise, we expect demand for our AI-powered omni-channel engagement solutions and biometrics and security offerings will remain strong and will support continued revenue growth for the segment. Additionally, we expect to benefit from synergies resulting from the inclusion of our Mobile CSP business in Enterprise as we drive additional opportunity in the telecommunications market.

•	In Mobile, we expect net new bookings and revenue growth led by our Automotive business. This will be partially offset by an expected decline in devices revenue.

•
In Imaging, we expect that revenue will be slightly up driven by our MFP offerings as well as our improved sales management and execution dynamics. Imaging bookings growth is expected to be driven by new product innovations that will culminate in a newly combined suite of print and scan offerings.

Fiscal Year 2019 Guidance
Our previous perspective on fiscal year 2019 net new bookings growth, organic revenue growth, gross margin and operating margin remains unchanged. This includes similar performance to FY 18 net new bookings growth,

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2018 first quarter results	February 8, 2018
Prepared remarks
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organic revenue growth in the range of 3% to 5%, gross margins in the 63% range, and operating margin expansion of approximately 50-basis points as compared to fiscal year 2018.

Fiscal Year 2018 Guidance Summary Table (as of February 8, 2018)

($ in millions except earnings per share)	CURRENT OUTLOOK	PRIOR OUTLOOK
Net New Bookings Growth	5% to 7%	5% to 7%
GAAP Revenue	$2,038.0 to $2,078.0	$2,012.0 to $2,062.0
Non-GAAP Revenue % Recurring Revenue	$2,055.0 to $2,095.0 72% to 73%	$2,030.0 to $2,080.0 ~ 73%
Organic Non-GAAP Revenue Growth	3% to 5%	2% to 4%
Non-GAAP Gross Margin	62.5% to 63.0%	~ 63.0%
Non-GAAP Operating Margin	26.0% to 26.5%	26.5% to 27.0%
GAAP Diluted EPS	$0.14 to $0.22	$(0.09) to $0.03
Non-GAAP Diluted EPS	$1.14 to $1.20	$1.06 to $1.15
Cash Flow from Operations (CFFO)	$430 to $450	$430 to $450
Cash Flow from Operations (CFFO) as a percentage of non-GAAP revenue	123% to 127%	130% to 135%
Capital expenditures	~ $50	~ $50
Net cash interest and other expense	$80 - $85	~ $85
Non-GAAP tax rate	24.0% to 25.0%	28.0% to 29.0%
Net cash taxes(1)	$44	$30 to $35
Diluted share count	~ 301m	~ 301m

(1)	Current outlook includes approximately $14 million related to one-time mandatory tax related to deemed repatriation of foreign cash and earnings due to the Tax Cuts and Job Act of 2017.

Q2 18 Guidance Summary Table (as of February 8, 2018)
($ in millions except earnings per share data)

Q2 2018	Low	High
GAAP revenue	$506.0	$520.0
Non-GAAP revenue	$511.0	$525.0
GAAP EPS	$(0.09)	$(0.06)
Non-GAAP diluted EPS	$0.26	$0.28

This ends the prepared conference call remarks.

Safe Harbor and Forward-Looking Statements
Statements in this document regarding future performance and our management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including but not limited to: fluctuations in demand for our existing and future products; further unanticipated costs resulting from the

© 2018 Nuance Communications, Inc. All rights reserved

2018 first quarter results	February 8, 2018
Prepared remarks
12

FY17 malware incident including potential costs associated with litigation or governmental investigations that may result from the incident; inaccuracies in the assumptions underlying our estimates of lost revenue attributable to the malware incident; our ability to control and successfully manage our expenses and cash position; our ability to develop and execute in a timely manner our productivity and cost initiatives; the effects of competition, including pricing pressure; changes to economic conditions in the United States and internationally; fluctuating currency rates; possible quality issues in our products and technologies; our ability to successfully integrate operations and employees of acquired businesses; the conversion rate of bookings into revenue; the ability to realize anticipated synergies from acquired businesses; and the other factors described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017. We disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

Definitions
Certain supplemental data provided in the prepared call remarks above are based upon internal Nuance definitions that are important for the reader to understand.

Non-GAAP Organic Revenue Growth. Organic revenue growth is calculated by comparing current period non-GAAP revenue to non-GAAP revenue from the corresponding prior-year period. For purposes of this calculation, prior period non-GAAP revenue is adjusted to include revenue from companies acquired by Nuance as if we had owned the acquired businesses in all periods presented. Non-GAAP organic revenue growth on a constant currency basis is calculated using current period non-GAAP revenue for entities reporting in currencies other than United States dollars, excluding United States dollar-denominated transactions recorded in those entities, converted into United States dollars using the average exchange rates from the prior-year period rather than the actual exchange rates in effect during the current period.

Bookings. Bookings represent the estimated gross revenue value of transactions at the time of contract execution, except for maintenance and support offerings. For fixed price contracts, the bookings value represents the gross total contract value. For contracts where revenue is based on transaction volume, the bookings value represents the contract price multiplied by the estimated future transaction volume during the contract term, whether or not such transaction volumes are guaranteed under a minimum commitment clause. Actual results could be different than our initial estimates. The maintenance and support bookings value represents the amounts billed in the period the customer is invoiced. Because of the inherent estimates required to determine bookings and the fact that the actual resultant revenue may differ from our initial bookings estimates, we consider bookings one indicator of potential future revenue and not as an arithmetic measure of backlog.

Net new bookings. Net new bookings represents the estimated revenue value at the time of contract execution from new contractual arrangements or the estimated revenue value incremental to the portion of value that will be renewed under pre-existing arrangements. Constant currency for net new bookings is calculated using current period net new bookings denominated in currencies other than United States dollars converted into United States dollars using the average exchange rate for those currencies from the prior-year period rather than the actual exchange rate in effect during the current period.

Annualized line run-rate in Nuance’s healthcare on-demand business. We determine this run rate using billed equivalent line counts in a given quarter, multiplied by four.

Estimated 3-year value of total on-demand contracts. We determine this value as of the end of the period reported, by using our best estimate of three years of anticipated future revenue streams under signed on-demand contracts then in place, whether or not they are guaranteed through a minimum commitment clause. Our best estimate is based on assumptions used in evaluating the contracts and determining sales compensation, adjusted for changes in estimated launch dates, actual volumes achieved, and other factors deemed relevant. For contracts with an expiration date beyond three years, we include only the value expected within three years. For other contracts, we assume renewal consistent with historic renewal rates unless there is a known cancellation.

© 2018 Nuance Communications, Inc. All rights reserved

2018 first quarter results	February 8, 2018
Prepared remarks
13

Investors should be aware that most of these contracts are priced by volume of usage and typically have no or low minimum commitments. Actual revenue could vary from our estimates due to factors such as cancellations, non-renewals or volume fluctuations.

Segment profit. Segment profit reflects the direct controllable costs of each segment together with an allocation of sales and corporate marketing expenses, and certain research and development project costs that benefit multiple product offerings. Segment profit represents income from operations excluding stock-based compensation, amortization of intangible assets, acquisition-related costs, net, restructuring and other charges, net, costs associated with intellectual property collaboration agreements, other income (expense), net and certain unallocated corporate expenses.

Discussion of non-GAAP Financial Measures
We utilize a number of different financial measures, both Generally Accepted Accounting Principles (“GAAP”) and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the non-GAAP annual financial plan. The board of directors and management utilize these non-GAAP measures and results (in addition to the GAAP results) to determine our allocation of resources. In addition and as a consequence of the importance of these measures in managing the business, we use non-GAAP measures and results in the evaluation process to establish management’s compensation. For example, our annual bonus program payments are based upon the achievement of consolidated non-GAAP revenue and consolidated non-GAAP earnings per share financial targets. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non-GAAP earnings per share helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired business in the same period a year ago. By constant currency organic performance we mean performance excluding the effect of current foreign currency rate fluctuations.  By continuing operations we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial statements. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial statements, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of the business during the three months ended December 31, 2017 and 2016, our management has either included or excluded items in seven general categories, each of which is described below.
Acquisition-related revenue and cost of revenue.
We provide supplementary non-GAAP financial measures of revenue, which include revenue related to acquisitions, primarily TouchCommerce, NSI, Primordial and Tweddle, for the three months ended December 31, 2017, that we would have recognized but for the purchase accounting treatment of these transactions. Non-GAAP revenue also includes revenue that we would have recognized had we not acquired intellectual property and other assets from the same customer. Because GAAP accounting requires the elimination of this revenue, GAAP results alone do not fully capture all of our economic activities. These non-GAAP adjustments are intended to reflect the full amount of such revenue. We include non-GAAP revenue and cost of revenue to allow for more complete comparisons to the financial results of historical operations, forward-looking guidance and the financial results of peer companies. We believe these adjustments are useful to management and investors as a measure of the

© 2018 Nuance Communications, Inc. All rights reserved

2018 first quarter results	February 8, 2018
Prepared remarks
14

ongoing performance of the business because, although we cannot be certain that customers will renew their contracts, we have historically experienced high renewal rates on maintenance and support agreements and other customer contracts. Additionally, although acquisition-related revenue adjustments are non-recurring with respect to past acquisitions, we generally will incur these adjustments in connection with any future acquisitions.
Acquisition-related costs, net.
In recent years, we have completed a number of acquisitions, which result in operating expenses, which would not otherwise have been incurred. We provide supplementary non-GAAP financial measures, which exclude certain transition, integration and other acquisition-related expense items resulting from acquisitions, to allow more accurate comparisons of the financial results to historical operations, forward looking guidance and the financial results of less acquisitive peer companies. We consider these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of our control. Furthermore, we do not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value that acquired assets will generate for us. We believe that providing a supplemental non-GAAP measure, which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.
These acquisition-related costs fall into the following categories: (i) transition and integration costs; (ii) professional service fees and expenses; and (iii) acquisition-related adjustments. Although these expenses are not recurring with respect to past acquisitions, we generally will incur these expenses in connection with any future acquisitions. These categories are further discussed as follows:
(i)  Transition and integration costs. Transition and integration costs include retention payments, transitional employee costs, and earn-out payments treated as compensation expense, as well as the costs of integration-related activities, including services provided by third-parties.
(ii)  Professional service fees and expenses. Professional service fees and expenses include financial advisory, legal, accounting and other outside services incurred in connection with acquisition activities, and disputes and regulatory matters related to acquired entities.
(iii)  Acquisition-related adjustments. Acquisition-related adjustments include adjustments to acquisition-related items that are required to be marked to fair value each reporting period, such as contingent consideration, and other items related to acquisitions for which the measurement period has ended, such as gains or losses on settlements of pre-acquisition contingencies.
Amortization of acquired intangible assets.
We exclude the amortization of acquired intangible assets from non-GAAP expense and income measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which our acquired intellectual property is treated in a comparable manner to our internally developed intellectual property. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.

© 2018 Nuance Communications, Inc. All rights reserved

2018 first quarter results	February 8, 2018
Prepared remarks
15

Non-cash expenses.
We provide non-GAAP information relative to the following non-cash expenses: (i) stock-based compensation; and (ii) non-cash interest.  These items are further discussed as follows:
(i) Stock-based compensation. Because of varying valuation methodologies, subjective assumptions and the variety of award types, we believe that excluding stock-based compensation allows for more accurate comparisons of operating results to peer companies, as well as to times in our history when stock-based compensation was more or less significant as a portion of overall compensation than in the current period. We evaluate performance both with and without these measures because compensation expense related to stock-based compensation is typically non-cash and the options and restricted awards granted are influenced by the Company’s stock price and other factors such as volatility that are beyond our control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include such charges in operating plans. Stock-based compensation will continue in future periods.
(ii) Non-cash interest.  We exclude non-cash interest because we believe that excluding this expense provides senior management, as well as other users of the financial statements, with a valuable perspective on the cash-based performance and health of the business, including the current near-term projected liquidity. Non-cash interest expense will continue in future periods.
Other Expenses.
We exclude certain other expenses that result from unplanned events in order to measure operating performance and current and future liquidity both with and without these expenses.  By providing this information, we believe management and the users of the financial statements are better able to understand the financial results of what we consider to be our organic, continuing operations. Included in these expenses are items such as restructuring charges, asset impairments and other charges (credits), net. These events are unplanned and arise outside of the ordinary course of continuing operations. These items include losses from extinguishing our convertible debt.  Other items such as consulting and professional services fees related to assessing strategic alternatives and our transformation program, implementation of the new revenue recognition standard (ASC 606), and expenses associated with the malware incident and remediation thereof are also excluded.
Non-GAAP Income Tax Provision.
Effective Q2 2017, we changed our method of calculating our non-GAAP income tax provision. Under the prior method, we calculated our non-GAAP tax provision using a cash tax method to reflect the estimated amount we expected to pay or receive in taxes related to the period, which is equivalent to our GAAP current tax provision. Under the new method, our non-GAAP income tax provision is determined based on our non-GAAP pre-tax income. The tax effect of each non-GAAP adjustment, if applicable, is computed based on the statutory tax rate of the jurisdiction to which the adjustment relates. Additionally, as our non-GAAP profitability is higher based on the non-GAAP adjustments, we adjust the GAAP tax provision to remove valuation allowances and related effects based on the higher level of reported non-GAAP profitability.  We also exclude from our non-GAAP tax provision certain discrete tax items as they occur, which in fiscal year 2018 also includes certain impacts from the Tax Cuts and Jobs Act of 2017.
We believe that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. We further believe that providing this information allows investors to not only better understand our financial performance, but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance. The non-GAAP information included in this press release should not be considered superior to, or a substitute for, financial statements prepared in accordance with GAAP.

© 2018 Nuance Communications, Inc. All rights reserved

2018 first quarter results	February 8, 2018
Prepared remarks
16

Financial Tables Follow

© 2018 Nuance Communications, Inc. All rights reserved

2018 first quarter results	February 8, 2018
Prepared remarks
17

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three months ended December 31,
	2017	2016

Revenues:
Professional services and hosting	$259,027	$253,417
Product and licensing	161,810	151,752
Maintenance and support	80,808	82,489
Total revenues	501,645	487,658

Cost of revenues:
Professional services and hosting	172,528	164,892
Product and licensing	19,069	18,378
Maintenance and support	14,241	13,598
Amortization of intangible assets	15,356	15,542
Total cost of revenues	221,194	212,410

Gross profit	280,451	275,248

Operating expenses:
Research and development	73,366	66,322
Sales and marketing	101,960	101,516
General and administrative	52,892	39,790
Amortization of intangible assets	23,064	27,859
Acquisition-related costs, net	5,561	9,026
Restructuring and other charges, net	14,801	6,703
Total operating expenses	271,644	251,216

Income from operations	8,807	24,032
Other expenses, net	(34,100)	(37,608)
Loss before income taxes	(25,293)	(13,576)
(Benefit) provision for income taxes	(78,521)	10,353
Net income (loss)	$53,228	$(23,929)

Net income (loss) per share:
Basic	$0.18	$(0.08)
Diluted	$0.18	$(0.08)

Weighted average common shares outstanding:
Basic	291,367	288,953
Diluted	295,995	288,953

© 2018 Nuance Communications, Inc. All rights reserved

2018 first quarter results	February 8, 2018
Prepared remarks
18

Nuance Communications, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
Unaudited

	December 31, 2017	September 30, 2017

ASSETS
Current assets:
Cash and cash equivalents	$398,461	$592,299
Marketable securities	112,044	251,981
Accounts receivable, net	432,552	395,392
Prepaid expenses and other current assets	105,411	88,269
Total current assets	1,048,468	1,327,941

Marketable securities	42,115	29,844
Land, building and equipment, net	172,748	176,548
Goodwill	3,600,768	3,590,608
Intangible assets, net	627,556	664,474
Other assets	145,902	142,508
Total assets	$5,637,557	$5,931,923

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$—	$376,121
Contingent and deferred acquisition payments	15,506	28,860
Accounts payable, accrued expenses and other current liabilities	276,080	340,505
Deferred revenue	427,541	366,042
Total current liabilities	719,127	1,111,528

Long-term debt	2,299,594	2,241,283
Deferred revenue, net of current portion	453,106	423,929
Other liabilities	140,599	223,801
Total liabilities	3,612,426	4,000,541

Stockholders' equity	2,025,131	1,931,382
Total liabilities and stockholders' equity	$5,637,557	$5,931,923

© 2018 Nuance Communications, Inc. All rights reserved

2018 first quarter results	February 8, 2018
Prepared remarks
19

Nuance Communications, Inc.
Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Three months ended December 31,
	2017	2016

Cash flows from operating activities:
Net income (loss)	$53,228	$(23,929)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	54,315	58,006
Stock-based compensation	37,986	39,130
Non-cash interest expense	13,341	13,039
Deferred tax (benefit) provision	(97,226)	2,006
Other	631	1,856
Changes in operating assets and liabilities, excluding effects of acquisitions:
Accounts receivable	(36,340)	(9,713)
Prepaid expenses and other assets	(18,972)	(15,999)
Accounts payable	(11,856)	(21,244)
Accrued expenses and other liabilities	3,099	5,841
Deferred revenue	87,899	75,907
Net cash provided by operating activities	86,105	124,900
Cash flows from investing activities:
Capital expenditures	(12,543)	(11,399)
Payments for business and asset acquisitions, net of cash acquired	(8,648)	(22,949)
Purchases of marketable securities and other investments	(32,447)	(72,797)
Proceeds from sales and maturities of marketable securities and other investments	159,805	10,105
Net cash provided by (used in) investing activities	106,167	(97,040)
Cash flows from financing activities:
Payments and redemption of debt	(331,172)	—
Proceeds from issuance of long-term debt, net of issuance costs	—	495,000
Acquisition payments with extended payment terms	(16,880)	—
Proceeds from issuance of common stock from employee stock plans	6	45
Cash used to net share settle employee equity awards	(38,617)	(40,360)
Net payments on other long-term liabilities	(65)	(87)
Net cash (used in) provided by financing activities	(386,728)	454,598
Effects of exchange rate changes on cash and cash equivalents	618	(2,471)
Net (decrease) increase in cash and cash equivalents	(193,838)	479,987
Cash and cash equivalents at beginning of period	592,299	481,620
Cash and cash equivalents at end of period	$398,461	$961,607

© 2018 Nuance Communications, Inc. All rights reserved

2018 first quarter results	February 8, 2018
Prepared remarks
20

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations
(in thousands)
Unaudited

	Three months ended
	December 31,
	2017	2016

GAAP revenues	$501,645	$487,658
Acquisition-related revenue adjustments: professional services and hosting	1,275	2,434
Acquisition-related revenue adjustments: product and licensing	5,848	5,716
Acquisition-related revenue adjustments: maintenance and support	57	211
Non-GAAP revenues	$508,825	$496,019

GAAP cost of revenues	$221,194	$212,410
Cost of revenues from amortization of intangible assets	(15,356)	(15,542)
Cost of revenues adjustments: professional services and hosting (1)	(7,407)	(8,410)
Cost of revenues adjustments: product and licensing (1)	(266)	(92)
Cost of revenues adjustments: maintenance and support (1)	(1,204)	(977)
Non-GAAP cost of revenues	$196,961	$187,389

GAAP gross profit	$280,451	$275,248
Gross profit adjustments	31,413	33,382
Non-GAAP gross profit	$311,864	$308,630

GAAP income from operations	$8,807	$24,032
Gross profit adjustments	31,413	33,382
Research and development (1)	9,696	8,490
Sales and marketing (1)	10,676	11,969
General and administrative (1)	8,737	9,192
Acquisition-related costs, net	5,561	9,026
Amortization of intangible assets	23,064	27,859
Restructuring and other charges, net	14,801	6,703
Other	11,964	2,989
Non-GAAP income from operations	$124,719	$133,642

GAAP loss before income taxes	$(25,293)	$(13,576)
Gross profit adjustments	31,413	33,382
Research and development (1)	9,696	8,490
Sales and marketing (1)	10,676	11,969
General and administrative (1)	8,737	9,192
Acquisition-related costs, net	5,561	9,026
Amortization of intangible assets	23,064	27,859
Restructuring and other charges, net	14,801	6,703
Non-cash interest expense	13,341	13,039
Other	11,964	2,989
Non-GAAP income before income taxes	$103,960	$109,073

© 2018 Nuance Communications, Inc. All rights reserved

2018 first quarter results	February 8, 2018
Prepared remarks
21

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands, except per share amounts)
Unaudited

	Three months ended
	December 31,
	2017	2016

GAAP (benefit) provision for income taxes	$(78,521)	$10,353
Income tax effect of Non-GAAP adjustments	32,161	42,631
Removal of valuation allowance and other items	(13,543)	(20,747)
Removal of discrete items (3)	83,195	(57)
Non-GAAP provision for income taxes	$23,292	$32,180

GAAP net income (loss)	$53,228	$(23,929)
Acquisition-related adjustment - revenues (2)	7,180	8,361
Acquisition-related costs, net	5,561	9,026
Cost of revenue from amortization of intangible assets	15,356	15,542
Amortization of intangible assets	23,064	27,859
Restructuring and other charges, net	14,801	6,703
Stock-based compensation (1)	37,986	39,130
Non-cash interest expense	13,341	13,039
Adjustment to income tax expense	(101,813)	(21,827)
Other	11,964	2,989
Non-GAAP net income	$80,668	$76,893

Non-GAAP diluted net income per share	$0.27	$0.26

Diluted weighted average common shares outstanding	295,995	293,909

(3) Includes impact of the Tax Cuts and Jobs Act of 2017 of approximately $96 million benefit related to changes in carrying value of certain deferred tax assets and liabilities due to lower tax rates, offset in part by approximately $14 million related to one-time mandatory tax for deemed repatriation of foreign cash and earnings.

© 2018 Nuance Communications, Inc. All rights reserved

2018 first quarter results	February 8, 2018
Prepared remarks
22

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended December 31,
	2017	2016

(1) Stock-based compensation
Cost of professional services and hosting	$7,407	$8,410
Cost of product and licensing	266	92
Cost of maintenance and support	1,204	977
Research and development	9,696	8,490
Sales and marketing	10,676	11,969
General and administrative	8,737	9,192
Total	$37,986	$39,130

(2) Acquisition-related revenue and cost of revenue
Revenues	$7,180	$8,361
Total	$7,180	$8,361

© 2018 Nuance Communications, Inc. All rights reserved

2018 first quarter results	February 8, 2018
Prepared remarks
23

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended December 31,
	2017	2016

GAAP operating expenses	$271,644	$251,216
Research and development (1)	(9,696)	(8,490)
Sales and marketing (1)	(10,676)	(11,969)
General and administrative (1)	(8,737)	(9,192)
Acquisition-related costs, net	(5,561)	(9,026)
Amortization of intangible assets	(23,064)	(27,859)
Restructuring and other charges, net	(14,801)	(6,703)
Other	(11,964)	(2,989)
Non-GAAP operating expenses	$187,145	$174,988

GAAP research and development expense	$73,366	$66,322
Stock-based compensation (1)	(9,696)	(8,490)
Non-GAAP research and development expense	$63,670	$57,832

GAAP sales and marketing expense	$101,960	$101,516
Stock-based compensation (1)	(10,676)	(11,969)
Non-GAAP sales and marketing expense	$91,284	$89,547

GAAP general and administrative expense	$52,892	$39,790
Stock-based compensation (1)	(8,737)	(9,192)
Other	(11,964)	(2,989)
Non-GAAP general and administrative expense	$32,191	$27,609

© 2018 Nuance Communications, Inc. All rights reserved

2018 first quarter results	February 8, 2018
Prepared remarks
24

Nuance Communications, Inc.
Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

Hosting Revenues	Q1	Q2	Q3	Q4	FY	Q1
	2017	2017	2017	2017	2017	2018
GAAP Revenues	$193.3	$202.2	$189.4	$149.0	$733.8	$185.1
Adjustment	2.3	2.7	3.1	2.0	10.1	1.2
Non-GAAP Revenues	$195.6	$204.8	$192.5	$150.9	$743.9	$186.3

Maintenance and Support Revenues	Q1	Q2	Q3	Q4	FY	Q1
	2017	2017	2017	2017	2017	2018
GAAP Revenues	$82.5	$81.6	$80.5	$82.5	$327.1	$80.8
Adjustment	0.2	0.4	0.2	0.2	1.0	0.1
Non-GAAP Revenues	$82.7	$82.0	$80.7	$82.7	$328.1	$80.9

Perpetual Product and Licensing Revenues	Q1	Q2	Q3	Q4	FY	Q1
	2017	2017	2017	2017	2017	2018
GAAP Revenues	$78.7	$76.5	$73.5	$77.3	$306.0	$76.6
Adjustment	0.7	0.5	0.9	0.4	2.4	0.4
Non-GAAP Revenues	$79.3	$77.0	$74.4	$77.7	$308.4	$76.9

Recurring Product and Licensing Revenues	Q1	Q2	Q3	Q4	FY	Q1
	2017	2017	2017	2017	2017	2018
GAAP Revenues	$73.1	$82.8	$80.8	$92.8	$329.4	$85.2
Adjustment	5.1	7.8	5.0	6.1	24.1	5.4
Non-GAAP Revenues	$78.2	$90.6	$85.8	$98.9	$353.5	$90.7

Professional Services Revenues	Q1	Q2	Q3	Q4	FY	Q1
	2017	2017	2017	2017	2017	2018
GAAP Revenues	$60.1	$56.5	$62.1	$64.3	$243.1	$73.9
Adjustment	0.2	0.1	0.1	0.1	0.5	0.1
Non-GAAP Revenues	$60.3	$56.7	$62.2	$64.4	$243.6	$74.0

Total Recurring Revenues	Q1	Q2	Q3	Q4	FY	Q1
	2017	2017	2017	2017	2017	2018
GAAP Revenues	$353.0	$370.2	$354.5	$328.6	$1,406.4	$355.3
Adjustment	7.5	11.4	8.7	8.2	35.9	6.9
Non-GAAP Revenues	$360.5	$381.7	$363.2	$336.8	$1,442.3	$362.2

Schedules may not add due to rounding.

© 2018 Nuance Communications, Inc. All rights reserved

2018 first quarter results	February 8, 2018
Prepared remarks
25

Nuance Communications, Inc.
Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

Total Revenues	Q1	Q2	Q3	Q4	FY	Q1
	2017	2017	2017	2017	2017	2018
GAAP Revenues	$487.7	$499.6	$486.2	$465.9	$1,939.4	$501.6
Adjustment	8.4	11.5	9.4	8.7	38.0	7.2
Non-GAAP Revenues	$496.0	$511.1	$495.6	$474.7	$1,977.4	$508.8

Healthcare	Q1	Q2	Q3	Q4	FY	Q1
	2017	2017	2017	2017	2017	2018
GAAP Revenues	$237.7	$237.3	$231.2	$186.7	$893.0	$244.0
Adjustment	1.5	1.2	1.4	2.3	6.3	1.5
Non-GAAP Revenues	$239.2	$238.5	$232.6	$189.0	$899.3	$245.5

Mobile	Q1	Q2	Q3	Q4	FY	Q1
	2017	2017	2017	2017	2017	2018
GAAP Revenues	$90.5	$98.5	$99.0	$103.1	$391.0	$88.7
Adjustment	1.3	1.7	2.6	1.4	7.0	1.1
Non-GAAP Revenues	$91.8	$100.2	$101.5	$104.5	$398.0	$89.8

Enterprise	Q1	Q2	Q3	Q4	FY	Q1
	2017	2017	2017	2017	2017	2018
GAAP Revenues	$109.3	$112.5	$108.1	$114.3	$444.1	$114.5
Adjustment	3.7	6.9	3.9	3.7	18.2	3.3
Non-GAAP Revenues	$112.9	$119.4	$112.1	$117.9	$462.3	$117.8

Imaging	Q1	Q2	Q3	Q4	FY	Q1
	2017	2017	2017	2017	2017	2018
GAAP Revenues	$50.1	$51.3	$47.9	$61.9	$211.2	$54.4
Adjustment	1.9	1.8	1.5	1.3	6.5	1.2
Non-GAAP Revenues	$52.1	$53.0	$49.4	$63.2	$217.7	$55.6

Schedules may not add due to rounding.

© 2018 Nuance Communications, Inc. All rights reserved

2018 first quarter results	February 8, 2018
Prepared remarks
26

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

	Q1	Q2	Q3	Q4	FY	Q1
	2017	2017	2017	2017	2017	2018

Total segment revenues	$496.0	$511.1	$495.6	$474.7	$1,977.4	$508.8
Acquisition-related revenue adjustments	(8.4)	(11.5)	(9.4)	(8.7)	(38.0)	(7.2)
Total consolidated revenues	$487.7	$499.6	$486.2	$466.0	$1,939.4	$501.6

Total segment profit	$161.6	$184.0	$163.2	$128.9	$637.7	$157.4
Corporate expenses and other, net	(31.0)	(30.2)	(31.7)	(33.1)	(125.9)	(44.7)
Acquisition-related revenues and costs of revenues adjustment	(8.4)	(11.5)	(9.4)	(8.7)	(38.0)	(7.2)
Stock-based compensation	(39.1)	(40.3)	(42.3)	(32.5)	(154.3)	(38.0)
Amortization of intangible assets	(43.4)	(45.1)	(44.9)	(45.3)	(178.7)	(38.4)
Acquisition-related costs, net	(9.0)	(5.4)	(7.6)	(5.7)	(27.7)	(5.6)
Restructuring and other charges, net	(6.7)	(19.9)	(13.0)	(21.4)	(61.1)	(14.8)
Other expenses, net	(37.6)	(56.2)	(39.5)	(37.7)	(171.0)	(34.1)
Loss before income taxes	$(13.6)	$(24.7)	$(25.2)	$(55.5)	$(119.0)	$(25.3)

Schedules may not add due to rounding.

© 2018 Nuance Communications, Inc. All rights reserved

2018 first quarter results	February 8, 2018
Prepared remarks
27

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Three months ended March 31, 2018
	Low	High
GAAP revenue	$506,000	$520,000
Acquisition-related adjustment - revenue	5,000	5,000
Non-GAAP revenue	$511,000	$525,000

GAAP net income per share	$(0.09)	$(0.06)
Acquisition-related adjustment - revenue	0.01	0.01
Acquisition-related costs, net	0.02	0.02
Cost of revenue from amortization of intangible assets	0.05	0.05
Amortization of intangible assets	0.08	0.08
Non-cash stock-based compensation	0.14	0.14
Non-cash interest expense	0.04	0.04
Adjustment to income tax expense	(0.06)	(0.07)
Restructuring and other charges, net	0.02	0.02
Other	0.05	0.05
Non-GAAP net income per share	$0.26	$0.28

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	295,000	295,000
Weighted average common shares: diluted	297,000	297,000

© 2018 Nuance Communications, Inc. All rights reserved

2018 first quarter results	February 8, 2018
Prepared remarks
28

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Twelve months ended September 30, 2018
	Low	High
GAAP revenue	$2,038,000	$2,078,000
Acquisition-related adjustment - revenue	17,000	17,000
Non-GAAP revenue	$2,055,000	$2,095,000

GAAP net income per share	$0.14	$0.22
Acquisition-related adjustment - revenue	0.06	0.06
Acquisition-related costs, net	0.08	0.08
Cost of revenue from amortization of intangible assets	0.18	0.18
Amortization of intangible assets	0.30	0.30
Non-cash stock-based compensation	0.57	0.57
Non-cash interest expense	0.17	0.17
Adjustment to income tax expense	(0.53)	(0.55)
Restructuring and other charges, net	0.07	0.07
Other	0.10	0.10
Non-GAAP net income per share	$1.14	$1.20

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	295,000	295,000
Weighted average common shares: diluted	301,000	301,000

© 2018 Nuance Communications, Inc. All rights reserved